FOR RELEASE at 2:01 PM on August 14, 2007

Company Contact:
Tara Spiess
TS Communications Group, LLC
914-921-5900
Spiess@biotechirpr.com

SYNTHEMED COMPLETES
$2.8 MILLION EQUITY FINANCING

ISELIN, NJ (August 14, 2007). . . SyntheMed, Inc. (OTCBB: SYMD), today announced that it has completed the initial closing of a private placement in which it received $2.8 million in gross proceeds. Robert P. Hickey, the Company’s President and CEO, stated, “The proceeds of this financing will help fund the US launch of REPEL-CV® Adhesion Barrier planned for the fourth quarter of this year.”

At the closing, the Company issued and sold 2.8 million shares of Common Stock at $1.00 per share to a consortium of accredited overseas investors. The Company has authorized the sale of an additional 3.2 million shares in the private placement on the same terms. The Company has agreed to file a registration statement with the SEC covering the resale of the privately-placed shares within thirty days following final closing of the placement, which is anticipated to occur on or before August 31, 2007.

The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SyntheMed, Inc. is a biomaterials company engaged in the development and commercialization of anti-adhesion and drug delivery products based on its proprietary bioresorbable polymer technology.

Statements in this Press Release that are not statements of historical fact, including statements regarding indications of the timing or ability to achieve regulatory approval and market launch for REPEL-CV or the potential market size for REPEL-CV, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to (i) potential adverse developments regarding the Company’s efforts to obtain and maintain required FDA and other regulatory approvals; (ii) potential inability to secure funding as and when needed to support the Company’s future activities and (iii) unanticipated delays associated with manufacturing and marketing activities. Reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 for a description of these, as well as other, risks and uncertainties.

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